THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE ISSUER, IS AVAILABLE.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN AN INVESTOR RIGHTS AND VOTING AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG THE COMPANY, CERTAIN STOCKHOLDERS OF THE COMPANY AND THE ORIGINAL HOLDER HEREOF. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS WARRANT AND SUCH INVESTOR RIGHTS AND VOTING AGREEMENT.

FAT BRANDS INC.

WARRANT AGREEMENT

(Common Stock)

Warrant No. [●]

This Warrant Agreement (this “Warrant”) is dated as of June [●], 2018 (the “Issue Date”) and entered into by and between FAT Brands Inc., a company organized under the laws of State of Delaware (the “Company”), and the undersigned, (together with its successors and assigns, the “Warrant Holder”).

WHEREAS, the Company and the Warrant Holder have entered into that certain Subscription Agreement (the “Subscription Agreement”), pursuant to which the Warrant Holder, together with the other Subscribers, agreed to purchase certain Units of the Company, including the Warrants evidenced by this Warrant; and

WHEREAS, all of the terms and conditions of such Subscription Agreement are incorporated herein by this reference, and all capitalized terms not separately defined in this Warrant, shall have the same meanings as defined in the Subscription Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Warrant, and for other good and valuable consideration, the parties agree as follows:

1.      Grant of Warrant. This Warrant entitles the Warrant Holder, upon the terms and subject to the conditions set forth herein, to purchase from the Company up to [●] shares of Common Stock (subject to adjustment as provided in Section 6, the “Warrant Shares”).

2.      Term and Termination of Warrant. The Warrant shall be exercisable at any time or times beginning on the Issue Date and ending on the five (5) year anniversary of the Issue Date, at which time this Warrant shall terminate.

3.      Exercise of the Warrant.

(a)      Exercise Price. For the purposes of this Warrant, the exercise price shall be $8.00 per share of Common Stock (the “Exercise Price”), subject to adjustment as provided in Section 6.

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(b)      Exercise and Payment. The purchase rights represented by the Warrant may be exercised in round lots only by the Warrant Holder, in whole or in part, by the surrender of the Warrant (together with a duly executed notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”) at the principal office of the Company and by the payment to the Company by check or wire transfer of immediately available funds of an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of the Warrant multiplied by (ii) the Exercise Price (the “Warrant Price”).

(c)      Cashless Exercise. If at any time after the date hereof, there is no effective registration or offering statement effective or qualified in connection with, or no current prospectus or offering circular available for, the public resale of the Warrant Shares by the Warrant Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” by instructing the Company to issue Warrant Shares then issuable upon exercise of all or any part of this Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Warrant Holder shall surrender this Warrant in exchange for the number of Warrant Shares as is computed using the following formula X = Y(A - B) ÷ A:

Where:

X = the number of Warrant Shares to be issued to the Warrant Holder.

Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant

A = the Fair Market Value of one Warrant Share as of the applicable Exercise Date.

B = the Exercise Price in effect under this Warrant as of the applicable Exercise Date.

For purposes of this Warrant, “Fair Market Value” of a Warrant Share shall mean the arithmetic average of the last trade price of the Common Stock (as reported by Bloomberg Financial Markets) for the five (5) consecutive days on which the Nasdaq Stock Market is open for trading, ending on the date immediately preceding the Exercise Date, on the principal trading market on which the Common Stock is quoted or listed for trading. If the Fair Market Value cannot be calculated on a particular date on the foregoing basis, the Fair Market Value shall be determined in good faith by the Board of Directors of the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)      Warrant Shares. Subject to the other provisions of this Warrant, on or before the fifth (5th) day following the date on which the Company has received an Exercise Notice, so long as the Warrant Holder delivers the Warrant Price, the Company shall issue and deliver to the Warrant Holder or, at the Warrant Holder’s instruction pursuant to the Exercise Notice, the Warrant Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Warrant Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Warrant Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of shares of Common Stock via DTC, if available. Upon delivery of an Exercise Notice, the Warrant Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Warrant Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 3 and the number of Warrant Shares represented by this Warrant submitted for exercise is for a greater number of Warrant Shares than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Warrant Holder, the Company shall as soon as practicable and in no event later than three (3) business days after any exercise and at its own expense, issue and deliver to the Warrant Holder (or its designee) a new Warrant (in accordance with Section 9(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number.

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(e)      Legends. The Warrant Shares to be acquired by the Warrant Holder pursuant hereto, may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration or offering statement under the Securities Act, or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and from an attorney who regularly practices securities law) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration. Except as otherwise provided in this Warrant (and subject to the removal provisions set forth below), until such time as the Warrant Shares issuable upon exercise of the Warrant have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Warrant Shares that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

The legend set forth above shall be removed and the Company shall issue to the Warrant Holder a new certificate therefor free of any transfer legend if (i) the Company shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the Act and the shares are so sold or transferred, or (ii) such security is registered for sale by the Warrant Holder under an effective registration statement filed under the Act.

In addition, the Warrant Shares shall bear a legend substantially in the following form during such time that the Warrant Shares are subject to the Investor Rights and Voting Agreement of even date hereof:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN AN INVESTOR RIGHTS AND VOTING AGREEMENT, DATED AS OF JUNE [●], 2018, BY AND AMONG THE COMPANY, CERTAIN STOCKHOLDERS OF THE COMPANY AND THE ORIGINAL HOLDER HEREOF, A COPY OF WHICH IS AVAILABLE UPON REQUEST FROM THE COMPANY. THE SECURITIES REPRESENTED HEREBY MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHER DISPOSED OF, EXCEPT IN COMPLIANCE WITH SUCH INVESTOR RIGHTS AND VOTING AGREEMENT.

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(f)      Limitation on Exercise. Notwithstanding anything contained herein, this Warrant shall not be exercisable to the extent that (A) the aggregate shares of Common Stock issued by the Company to holders of Preferred Stock upon conversion pursuant to Section 5(b)(i) of the Certificate, plus (B) the aggregate shares of Common Stock issued or issuable by the Company pursuant to the exercise of warrants issued by the Company under the Subscription Agreement or Registration Rights Agreement would exceed 19.99% of all shares of Common Stock issued and outstanding on the Issue Date, subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Company’s capitalization occurring after the Issue Date (the “20% Cap”), unless the Company receives stockholder approval to exceed the 20% Cap. The Holder shall have the right to receive cash payments from the Company for all shares of Common Stock that this Section 3(f) renders the Company incapable of issuing to such Holder (“Deficiency Shares”) at a price equal to the value determined by the Black-Scholes pricing model for such portion of the Warrants which would otherwise be exercisable for Deficiency Shares. If applicable, the restrictions and redemption obligations set forth in this Section 3(f) shall cease to apply if (1) the Company obtains stockholder approval to issue Common Stock in excess of the 20% Cap pursuant to the rules and regulations of The Nasdaq Stock Market (or such other principal trading market on which the Common Stock is quoted or listed for trading), or (2) the Company provides the Holder with irrevocable written notice, based upon the written advice of its counsel, that any such issuance of Common Stock is not subject to the 20% Cap pursuant to the rules and regulations of The Nasdaq Stock Market LLC. The Company will use its best efforts promptly to obtain either the stockholder approval or the irrevocable notice described in the preceding sentence and to provide the Holder with a copy of same. Without limiting the foregoing, in the event at any time the number of Registrable Securities then issued or issuable upon full exercise of the Warrant is 85% of the 20% Cap (assuming full exercise without regard to any beneficial ownership limitations set forth therein), then the Company shall within 60 days hold a stockholder meeting and solicit the aforementioned stockholder approval by soliciting proxies in favor of issuing Common Stock in excess of the 20% Cap and will use its best efforts to have all affiliates of the Company which own or control shares of Common Stock to vote their shares in favor of such resolution.

(g)      Delivery of Cash in Lieu of Warrant Shares. If the Warrant Holder delivers an Exercise Notice and Warrant Price, the Company may, in lieu of delivering all of the Warrant Shares upon such exercise, instead deliver less than the requested number of Warrant Shares (the “Withheld Shares”) plus an amount of cash that is equal to the Fair Market Value of the Warrant Shares that would be deliverable to the Holder had the Holder elected a “cashless exercise” under Section 3(c) for the number of Withheld Shares. Such cash payment shall be made within twenty (20) business days of the Exercise Notice.

4.      Stock Fully Paid; Reservation of Warrant Shares.

(a)      Stock Fully Paid. All of the Warrant Shares issuable upon the exercise of the Warrant will, upon issuance and receipt of the Warrant Price for such Warrant Shares, be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all taxes, liens, encumbrances and charges with respect to the issue.

(b)      Reservation. For so long as any of the Warrants are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of the Warrants, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all Warrants then outstanding (the “Required Reserve Amount”).

(c)      Insufficient Authorized Shares. If at any time the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall use its reasonable best efforts immediately to take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall use its reasonable best efforts to either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or (y) hold a special meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock; provided, that if the Company is then subject to review of any such related documents by the Securities and Exchange Commission, the time frame above shall be extended by an additional thirty (30) days. In connection with such meeting, the Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock, to cause its Board of Directors to recommend to the stockholders that they approve such proposal and to cause its management to vote in favor of such proposal.

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5.      Rights of the Warrant Holder. The Warrant Holder shall have no voting rights as a stockholder or rights to dividends or other distributions with respect to Warrant Shares subject to this Warrant until payment in full of the Warrant Price for Warrant Shares being issued.

6.      Adjustment of Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 6 (in each case, after taking into consideration any prior adjustments pursuant to this Section 6).

(a)      Stock Dividend, Subdivision or Combination. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)      Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Warrant Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Warrant Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment shall be made with respect to the Warrant Holder’s rights under this Warrant to insure that the provisions of this Section 6 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 6(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Warrant Holder, the obligation to deliver to the Warrant Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Warrant Holder shall be entitled to receive upon exercise of this Warrant.

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(c)      Certificate as to Adjustment.

(i)      As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later ten (10) days thereafter, the Company shall furnish to the Warrant Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)      As promptly as reasonably practicable following the receipt by the Company of a written request by the Warrant Holder, but in any event not later than ten (10) thereafter, the Company shall furnish to the Warrant Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(iii)      All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. No adjustment shall be made to the Exercise Price unless such adjustment would require a change of at least 1% in the Exercise Price. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment or in connection with any exercise of the Warrant. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

7.      Representations and Warranties. The representations and warranties of the Warrant Holder set forth in the Subscription Agreement shall be true and correct as of the Issue Date and are incorporated by reference herein.

8.      Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Warrant Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

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9.      Reissuance Of Warrants.

(a)      Transfer of Warrant. If this Warrant is to be transferred, the Warrant Holder shall surrender this Warrant to the Company, together with an opinion of counsel in form and substance satisfactory to the Company from an attorney regularly engaged in the practice of securities law, whereupon the Company will forthwith issue and deliver upon the order of the Warrant Holder a new Warrant (in accordance with Section 9(d)), registered as the Warrant Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Warrant Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 9(d)) to the Warrant Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)      Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification and payment of any required bond undertaking by the Warrant Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Warrant Holder a new Warrant (in accordance with Section 9(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)      Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 9(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Warrant Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)      Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 9(a) or Section 9(c), the Warrant Shares designated by the Warrant Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

10.      Amendment And Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of a majority the Warrant Holders.

11.      Transfer. This Warrant may not be offered for sale, sold, transferred or assigned without the consent of the Company.

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12.      Severability. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

13.      Choice of Law and Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Subscription Agreement.

14.      Notices. Any notice, request or other document required or permitted to be given or delivered to the Warrant Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, the undersigned hereby execute this Warrant Agreement as of the day and year first above written.

COMPANY

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer

Warrant Holder

Print Name:

By:
Name:
Title:

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EXHIBIT A

NOTICE OF EXERCISE

The undersigned holder hereby exercises the right to purchase _________________ shares of Common Stock (“Warrant Shares”) of FAT Brands Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant No. [  ] (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	_____ Check if Applicable. The undersigned, pursuant to the provisions set forth in the within Warrant, hereby agrees to purchase ________ shares of Common Stock covered by such Warrant, and makes payment herewith in full therefore at the price per share provided by such Warrant in cash or by certified or official bank check or by wired funds in the amount of $_______.

2.	_____ Check if Applicable. The undersigned, pursuant to the provisions set forth in the within Warrant, hereby elects to exercise the cashless exercise provisions of the within warrant with respect to ________ shares of Common Stock covered by such Warrant, and requests that the Company issue to the undersigned an aggregate of _______ Warrant Shares based on the application of the formula set forth in Section 3(c) of such Warrant.

Date:	__________________ __, _______

Name of Registered Holder

By:
Name:
Title:

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